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                                                                   Exhibit 10.26

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                      AGREEMENT OF MERGER AND JOINT VENTURE



                                  BY AND AMONG




                         UNITED WISCONSIN SERVICES, INC.

                           UWS ACQUISITION CORPORATION

                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN

                               HMO-W, INCORPORATED

                                       AND

                     HMO OF WISCONSIN INSURANCE CORPORATION









                                OCTOBER 11, 1994

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                      AGREEMENT OF MERGER AND JOINT VENTURE

         This AGREEMENT OF MERGER AND JOINT VENTURE (the "Agreement") is made and entered into as of the [__] day of October, 1994, by and among Blue Cross & Blue Shield United of Wisconsin, a service insurance corporation organized under Chapter 613 of the Wisconsin Statutes ("Blue Cross"), United Wisconsin Services, Inc., a corporation organized under Chapter 180 of the Wisconsin Statutes ("UWS"), UWS Acquisition Corporation, a corporation organized under Chapter 180 of the Wisconsin Statutes ("Subsidiary"), HMO-W, Incorporated, a corporation organized under Chapter 180 of the Wisconsin Statutes (the "Holding Company"), and HMO of Wisconsin Insurance Corporation, a health maintenance organization insurer organized under Chapter 611 of the Wisconsin Statutes ("HMOW").

                                    RECITALS

         1. The respective Board of Directors of Subsidiary, Holding Company and DWS, the Subsidiary's sole shareholder, have approved this Agreement and the Plan of Merger attached hereto as Exhibit A (the "Plan") and deem it desirable to merge Subsidiary into Holding Company as provided in this Agreement and the Plan, whereby each holder of the issued and outstanding capital stock of Holding Company at the Merger Effective Time will have the right to receive a cash payment upon the terms and subject to the conditions set forth in this Agreement and the Plan.

         2. MOW desires to obtain the resources and insurance expertise necessary to further its goals of delivering quality managed care programs with particular focus on Wisconsin's rural population.

         3. UWS and Blue Cross desire to establish a managed care operation utilizing the relationships with rural providers and the strong HMO foundation that HMOW has built in the region and therefore desires to enter into the various transactions contemplated in this Agreement.

         4. HMOW, UWS and Blue Cross wish to coordinate the design and marketing of various managed care products, including, without limitation, one or more Preferred Provider Organization, Point of Service and Health Maintenance Organization products and programs.

         5. HMOW, DWS and Blue Cross believe that the formation of a cooperative arrangement to take the form of a joint venture (the "Joint Venture") upon the terms and conditions set forth in this Agreement will assist them in achieving the objectives contained in Recitals 2 through 4.

         1.4. Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.

                  A. UWS agrees to provide the Merger Price in cash on behalf of Subsidiary to be used as the Merger Consideration.


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                  B. Each share of Holding Company Common Stock (as defined in
         Section 2.1.C of this Agreement) issued and outstanding immediately prior to the Merger Effective Time (the "Shares") (other than Holding Company Common Stock owned by UWS and other than the Dissenting Shares, as defined in Section 1.6, below) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall represent the right to receive cash in the amount equal to the Merger Consideration as defined in Section 1.8 below.

                  C. All Shares to be converted into cash pursuant to this
         Section 1.4 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate representing any such Shares (each a "Certificate" and collectively, the "Certificates") shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, in accordance with
         Section 1.5, the Merger Consideration.

                  D. At the Merger Effective Time, each share of Subsidiary capital stock then issued and outstanding shall be converted into one share of the common stock of the Surviving Corporation.

         1.5. Payment for Shares in the Merger.

                  A. UWS or such person as it shall select shall act as the paying agent ("Paying Agent"). Within three (3) business days after the Closing Date, the Paying Agent shall mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive from the Paying Agent and the Paying Agent shall pay for each of the Shares represented by such Certificates the Merger Consideration together with any interest as provided in Section 1.8.C. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. No interest shall be paid or accrue on the Merger Consideration payable upon surrender of the Certificates other than as provided in Section 1.8.C. If any payment of the Merger Consideration is to be made to a person other than the one in whose name the Certificate surrendered

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         in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Paying Agent any applicable transfer or other similar taxes, or shall establish to the satisfaction of the Paying Agent that any such tax has been paid or is not applicable. Notwithstanding the foregoing, neither UWS nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law. In the event UWS selects a person to be the Paying Agent, UWS shall on or before the Merger Effective Time deposit with such person on behalf of Subsidiary a cash payment equal to the Merger Price or portion thereof determined as provided in Section 1.8.C hereof. UWS shall pay all fees and expenses of any such person it selects to be the Paying Agent.

                  B. Any portion of the Merger Price which remains unclaimed by the former Shareholders of the Holding Company for six (6) months after the Closing Date shall be retained by or returned to UWS and any former Shareholders shall thereafter look only to UWS for payment of their claim for the Merger Consideration for their Shares.

                  C. UWS shall be entitled to deduct and withhold from any Merger Consideration payable pursuant hereto such amounts as UWS is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of State, local or foreign tax law. To the extent that amounts are withheld by UWS, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by UWS.

         1.6. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Holding Company which immediately prior to the Merger Effective Time are held by Shareholders who have properly exercised and perfected appraisal rights-under Subchapter XIII of the WBCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4 hereof, but the holder of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Subchapter XIII of the WBCL; provided, however, that, if any such holder shall have failed to perfect or shall withdraw or lose his or her right to appraisal and payment under the WBCL, such holder's shares shall thereupon be deemed to have been converted as of the Merger Effective Time into the right to receive the Merger Consideration per share, without any interest thereon, as provided in Section 1.4 and such shares J shall no longer be Dissenting Shares. Holding Company agrees that prior to the Merger Effective Time it will not, except with the prior written consent of UWS, voluntarily make any payment with

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respect to the exercise of any dissenter's rights.

         1.7. Transfer of Shares After the Closing Date. No transfers of Shares shall be made on the stock transfer books of the Holding Company after the close of business on the day prior to the Closing Date.

         1.8. Merger Consideration.

                  A. The term "Merger Consideration" means an amount of cash per share equal to the Merger Price divided by the number of Shares.

                  B. The term "Merger Price" means one hundred percent (100%) of the net worth ("Net Worth") of the Holding Company as of September 30, 1994, as determined by the Holding Company's regular accountant, McGladrey & Pullen (the "Accountant"). Net Worth shall be determined by applying the same accounting principles applied in determining the Holding Company's 1993 Net Worth, except as such accounting principles violate generally accepted accounting principles ("GAAP") and except that any goodwill asset shall be excluded from the calculation. The Merger Price shall be paid to the Shareholders in cash as provided herein.

                  C. If Holding Company's Net Worth as of September 30, 1994 has not yet been determined by the Accountant by the Merger Effective Time, the portion of the Merger Price to be paid at the Merger Effective Time shall be 90% of the Net Worth of Holding Company using the unaudited June 30, 1994 financial statement for the Holding Company. As soon as the Accountant has determined the actual Net Worth of Holding Company as of September 30, 1994, but no later than December 31, 1994, such actual Net Worth less the amount of the Merger Price previously paid shall be paid or caused to be paid by DWS, together with interest thereon at 5% per annum from the Merger Effective Time, within three
(3) business days after such determination to the persons entitled thereto.

         1.9. Closing. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Quarles & Brady, One South Pinckney Street, Madison, Wisconsin, or at such other place as may be mutually agreed upon by the parties. The Closing shall occur at 10:00 a.m., Central Standard Time, on or before November 1, 1994 assuming that all of the conditions set forth in Articles 6 and 7 herein have been fulfilled or waived in accordance with this Agreement. If said conditions have not been fulfilled or waived on or before November 1, 1994 in accordance with this Agreement, the Closing shall occur at such other time as may be agreed upon by the parties hereto (the time and date of the Closing being referred to herein as the "Closing Date")



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                   ARTICLE 2 - REPRESENTATIONS AND WARRANTIES

         2.1. The Holding Company and HMOW.

                  Except as may be disclosed in the Disclosure Schedule attached as Exhibit B hereto (the "Disclosure Schedule"), the Holding Company and HMOW hereby represents and warrants to UWS that:

                  A. Organization and Qualification. The Holding Company is a corporation duly organized, validly existing and in current standing under the laws of the State of Wisconsin. Each of HMOW and Hometown Insurance Services, Inc. ("Hometown") (Holding Company, HMOW and Hometown is each individually sometimes referred to herein as "HMOW Entity" and collectively as the "HMOW Entities") are corporations duly organized and validly existing under the laws of the State of Wisconsin (HMOW and Hometown hereinafter are sometimes individually referred to as "Company Subsidiary" and collectively as "Company Subsidiaries"). The HMOW Entities (a) are duly qualified as foreign corporations under the laws of each jurisdiction where the failure to qualify would have a Material Adverse Effect (as hereinafter defined) upon them; (b) have the requisite corporate power and authority and the legal right to own, lease and operate their properties, to lease the property they operate under lease and to conduct their business as now conducted; (c) have all necessary licenses, permits, consents or approvals (the "Company Approvals") from or by, and have made all necessary filings with, and have given all necessary notices to, all federal and state governmental authorities having jurisdiction over the HMOW Entities (said filings and notices for all HMOW Entities collectively the "Company Reports"), to the extent required for such ownership, operation and conduct except where the failure to obtain such licenses, permits, consents or approvals or to make such filings will not have a Material Adverse Effect upon them; (d) are in compliance with their articles of incorporation and bylaws and are not in default or in violation of any material agreement to which any HMOW Entity is a party or by which it is bound except where the failure to comply will not have a Material Adverse Effect upon the HMOW Entities taken as a whole; and (e) are in compliance in all respects with all applicable provisions of Laws, as hereinafter defined, applicable to them except where the failure to comply will not have a Material Adverse Effect upon them. The Holding Company owns beneficially and of record all of the outstanding shares of capital stock of HMOW and 80% of the outstanding shares of capital stock of Hometown and owns no interest in any other subsidiaries. Neither of the Company Subsidiaries owns any interest in any subsidiary. No HMOW Entity has received any notice of proceedings relating to the revocation 3 or modification of any Company Approvals. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including intangible

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properties), condition (financial or otherwise), assets or liabilities
(including contingent liabilities); though said term shall not include any change or effect to the parties resulting from changes in applicable laws or from other changes in general economic conditions affecting the parties.

                  B. Authorization. The execution, delivery and performance of this Agreement and all documents to be executed and delivered by the HMOW Entities hereunder: (a) are within their respective corporate power; (b) have been duly authorized by all necessary or proper corporate and other action, including the consent of shareholders (subject to the requisite approval of the transactions contemplated herein by the Holding Company!s shareholders which approval shall be obtained prior to the Closing Date, as hereinafter defined), members or boards of directors, where required; (c) are not in contravention of any provision of their respective articles of incorporation or bylaws; (d) do not violate any law, statute, ordinance, rule or regulation or any order or decree of any court or governmental instrumentality (collectively the "Laws") applicable to them; and (e) do not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any HMOW Entity is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or other entity other than those that will have been obtained by the Closing Date (as hereinafter defined). This Agreement has been duly executed and delivered by the Holding Company and HMOW and constitutes the legal, valid and binding obligation of each, enforceable against them in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditor's rights generally and by general principles of equity.

                  C. Capitalization. The authorized capital stock of the Holding Company consists of 200,000 shares of common stock, $.01 par value, consisting of 100,000 shares of a class designated "Class A" and 100,000 shares of a class designated "Class B", which is further subdivided into 50,000 shares of a series designated "Class B, Series 1" and 50,000 shares of a series designated "Class B, Series 2" (collectively the Class A and Class B Common Stock, the "Holding Company Common Stock"). As of the date of this Agreement, 11,576 shares of Class A Common Stock, 2,014 shares of Class B, Series 1 Common Stock and 2,000 shares of Class B, Series 2 Common Stock are issued and outstanding, all of which shares are validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL) and not issued in violation of any preemptive right of any Holding Company shareholder, and all of which have been issued in compliance with applicable securities laws, and 10 shares of Holding Company Common Stock are held in the treasury of the Holding Company. As of the date of this Agreement; (i) there are no options, warrants or other rights, agreements

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(including voting or shareholders' agreements), arrangements or commitments of any character relating to the issued or unissued capital stock of any HMOW Entity or obligating any HMOW Entity to issue or sell any shares of its respective capital stock of, or other equity interests in, any HMOW Entity, and
(ii) there are no obligations, contingent or otherwise, of the Holding Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Holding Company Common Stock or the capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. The authorized capital stock of Hometown consists of 2,800 shares of common stock, no par value, of a class designated "Class I" (the "Hometown Common Stock"). The authorized capital stock of HMOW consists of 100,000 shares of common stock, $.01 par value, consisting of one class designated "Common Stock" (the "HMOW Common Stock"). As of the date of this Agreement, 100,000 shares of HMOW Common Stock and 2,000 shares of Hometown Common Stock (and no other securities of any Company Subsidiary) are outstanding, all of which shares are validly issued, fully paid and non-assessable (except as provided in Section 180.0622(2)(b) of the WBCL) and not issued in violation of any preemptive right of any Company Subsidiary shareholder, and all of which have been issued in compliance with applicable securities laws, and the shares of HMOW Common Stock and Hometown Common Stock owned by the Holding Company are held free and clear of all ) security interests, liens, claims, pledges, agreements, limitations of Holding Company's voting rights, charges or other encumbrances of any nature whatsoever.

                  D. Financial Statements. Except as and to the extent set forth on the balance sheet of the Holding Company, HMOW and Hometown as -of December 31, 1993, including all notes thereto, neither the Holding Company nor any Company Subsidiary have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1993 that would not, individually or in the aggregate, have a Material Adverse Effect on the HMOW Entities taken as a whole.

                  E. Absence of Certain Changes or Events. Since December 31, 1993 to the date of this Agreement, each HMOW Entity has conducted its business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1993, there has not been: (i) any change in the financial condition, results of operations or business of an HMOW Entity having a Material Adverse Effect on the Holding Company or any Company Subsidiary, other than changes which are reflected in the financial statements of the HMOW Entities,
(ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of an HMOW Entity having a Material Adverse Effect on the

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HMOW Entities taken as a 3 whole, (iii) any change by an HMOW Entity in its respective accounting methods, principles or practices, (iv) any revaluation by an HMOW Entity of any of its material assets, (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Holding Company Common Stock or the equity securities of any Company Subsidiary or any redemption, purchase or other acquisition of any of securities of an HMOW Entity, or (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other material or unscheduled increase in compensation payable or to become payable to any officers or key employees of an HMOW Entity.

                  F. Absence of Litigation. No HMOW Entity is a party to any litigation or administrative proceeding, nor so far as is known by them is any litigation or adverse administrative proceeding or hearing threatened against any HMOW Entity which in either case relates to the execution, delivery or performance of this Agreement.

                  G. Title to Property.

                  (1) Each of the HMOW Entities has good and defensible title to all of its properties and assets, real and personal, tangible and intangible free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the HMOW Entities taken as a whole, and all leases pursuant to which any of the HMOW Entities leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default by any HMOW Entity (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which an HMOW Entity has not taken adequate steps to prevent such a default from occurring). The facilities and equipment of the HMOW Entities in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

                           (2) Each HMOW Entity possesses or has the right to use any and all trade names, trademark registrations and common law trademarks ("Intangible Assets") necessary to carry

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         on its business as heretofore conducted. No claim or demands are currently pending in any proceeding, or to the knowledge of each HMOW Entity, threatened which challenge the rights of an HMOW Entity in respect thereof. With the exception of the against Mercy Hospital for an infringement on the state registered trademark of EMOW, and to the knowledge of each HMOW Entity, none of such Intangible Assets infringes on, or is being infringed by, other patents, trade names, trademarks or copyrights, and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting its use. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will give any licensor or licensee of any Intangible Asset of the HMOW Entities any right to change the terms or provisions of, or terminate or cancel, any license to which any of the HMOW Entities is a party, wherein such change, termination, or cancellation may have a Material Adverse Effect on the HMOW Entities taken as a whole. None of the HMOW Entities has given, and none is bound by, any written indemnification for trade name or trademark infringement as to any property used by it. No HMOW Entity pays royalties or fees for the use of trademarks or trade names.

                  H. Taxes. The HMOW Entities have timely filed all Tax Returns (as defined below) required to be filed by the respective entity, and each of the HMOW Entities has timely paid and discharged all Taxes (as defined below) due in connection with the filing of such Tax Returns and has paid all other Taxes as are due, and shall prepare and file all such Tax Returns required to be filed after the date hereof and on or before the Closing Date. The liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits' gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes,
(ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either

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through audits, administrative proceedings, court proceedings or otherwise, or threatening to assert against any HMOW Entity any deficiency or claim for additional Taxes. No HMOW Entity has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of an HMOW Entity. No HMOW Entity has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the HMOW Entities taken as a whole after the Closing Date. The accruals and reserves for taxes reflected in the Holding Company and Company Subsidiary balance sheet for the period ended December 31, 1993 are adequate to cover all Taxes accruable through the date thereof.

                  I. Title to Common Stock. The Holding Company Common Stock, the HMOW Common Stock and the Hometown Common Stock at Closing shall be free and clear of all liens, pledges or encumbrances of any type or kind at the Closing Date.

                  J. Labor Matters. Except as will not have a Material Adverse Effect on the HMOW Entities taken as a whole: (i) the HMOW Entities are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against an HMOW Entity pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened against or affecting an HMOW Entity, and (iv) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against an HMOW Entity.

                  K. Full Disclosure. No statement contained in any document, certificate, or other writing furnished or to be furnished by an HMOW Entity to UWS pursuant to the provisions of this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                  L. Proxy Statement. None of the information supplied by the Holding Company in the proxy statement to be provided to the Holding Company shareholders (the "Shareholders") in connection with the approval of the transactions contemplated in this Agreement (or any amendment or supplement thereto) will at the time of the mailing of the proxy statement and at the time of the shareholders' meeting to which such proxy statement relates contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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         2.2. UWS and Subsidiary.

         Except as may be disclosed in Exhibit B-1 hereto, UWS and Subsidiary hereby represent and warrant to the Holding Company as follows:

                  A. Organization. Blue Cross, DWS and Subsidiary (the "UWS Entities" ) are corporations duly organized and validly existing under the laws of Wisconsin.

                  B. Authorization. The execution, delivery and performance of this Agreement by each of the UWS Entities: (a) is within its corporate power;
(b) has been duly authorized by all necessary or proper corporate action, including the consent of shareholders where required; (c) does not contravene any provision of its certificate or articles of incorporation or bylaws; (d) does not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to it; and (e) does not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which it is a party or by which it or any of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority of other entity other than those that have been obtained; except for such contravention, violation or conflict which would not individually or in the aggregate have a Material Adverse Effect on the UWS Entities taken as a whole. This Agreement has been duly executed and delivered by each of the UWS Entities and constitutes the legal, valid and binding obligation of each of the UWS Entities, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors rights generally.

                  C. U-Care Documents. UWS has delivered to HMOW a true and correct copy of the letter of intent, dated August 24, 1994, among the UWS Entities, UHC and U-Care (as hereafter defined) and any documents or agreements related thereto (collectively, the "U-Care Letter of Intent"), which have not been amended or modified and remain in full force and effect. The definitive U-Care documents (as discussed in Section 4.2.C, below) will constitute true, complete, and correct copies of such documents as of the date delivered to HMOW.

                  D Compliance; Permits. Each of the UWS Entities: (a) is duly qualified as a foreign corporation under the 1aws of each jurisdiction where failure to qualify would have a Material Adverse Effect upon it; (b) has the requisite corporate power and authority and the legal right to own, pledge and operate its properties, to lease the property it operates under lease and to conduct its business as now conducted; (c) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary

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filings with, and has given all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to obtain such licenses, permits, consents or approvals or to make such filings will not have a Material Adverse Effect upon it; (d) is in compliance with its articles of incorporation and bylaws and all material agreements to which it is a party or by which it is bound except where the failure to comply will not have a Material Adverse Effect upon it; and (e) is in compliance in all respects with all applicable provisions of law except where the failure to comply will not have a Material Adverse Effect upon it.

                  E. Absence of Litigation. None of the UWS Entities is a party to any litigation or administrative proceeding, nor so far as is known by them is any litigation or adverse administrative proceeding or hearing threatened against any UWS Entity which in either case relates to the execution, delivery or performance of this Agreement.

                  F. No Misstatements. To its knowledge, no information, exhibit or report, whether written or oral, furnished by the UWS Entities to the HMOW Entities in connection with the negotiation or execution of this Agreement contained any misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading as of the date when made.


                            ARTICLE 3 - JOINT VENTURE

                  3.1. Joint Venture. Blue Cross, UWS and HMOW (the "Participants") are entering into this agreement with one another in order to produce, market and administer managed care products which utilize a provider network. They will coordinate the design and marketing of various managed care products, including, without limitation one or more Preferred Provider Organization ("PPO"), Point of Service ("POS") and Health Maintenance Organization ("HMO") products and programs, all of which may be fully insured or self-funded. This Joint Venture shall become effective with the Closing contemplated in Section 1.9. The Participants may, but do not intend to, create hereby a separate entity to conduct the business of the Joint Venture. Rather, the term "Joint Venture" as used in this Agreement refers to the cooperation and coordination which the Participants intend will exist among them. The mechanism for such cooperation and coordination shall be a Governing Board (described in Section 3.6) which shall make decisions for the Joint Venture.

                  3.2. Agency Relationship. This Agreement shall not create any agency relationship between the Participants other than those specifically enumerated herein and in any related Joint
Venture documents. The relationships between the parties are that of independent contractors in a cooperative arrangement. It is not the intent of the Participants to create, nor should this Agreement be construed to create, a partnership under Chapter 178 of the Wisconsin Statutes or an employment relationship between the Participants. This Agreement creates no fiduciary relationship between the Participants.

         3.3. U-Care Joint Venture. The UWS Entities are currently negotiating with University Health Care, Inc. ("UHC") and U-Care HMO, Inc. ("U-Care") to form a joint venture and for UWS to acquire one hundred percent (100~) of the assets of U-Care (the "U-Care Joint Venture"). Should the U-Care Joint Venture be completed, the parties agree that the business of the Joint Venture and the business of the U-Care Joint Venture shall be merged.

         3.4. Other Joint Ventures.

                  A. If the UWS Entities enter into a new joint venture (the "Fox Valley Joint Venture") with another person covering the Wisconsin Counties of Winnebago, Fond du Lac, Waushara and Green Lake (the "Fox Valley Area"), the UWS Entities may, within their sole discretion and without approval by the Governing Board, transfer HMO membership and provider relationships in the Fox Valley Area to such new joint venture. In the event of any such transfer, the Governing Board of the Joint Venture shall approve the amount of consideration to be paid by UWS to LLC therefor pursuant to the Service Agreement, if any. The amount of consideration, if any, to be paid by UWS shall be calculated to reflect any adverse impact to LLC as to the amount of payment LLC is entitled to receive under the Service Agreement. If the governing board of the Joint Venture does not approve the amount of such consideration offered by UWS, then the amount of consideration to be paid by UWS to LLC shall be arbitrated as provided in Article 9 below.

                  B. Effective with the time the Fox Valley Joint Venture is established, if any, the primary care physicians located in the Fox Valley Area shall not be included in the calculation used to determine any Bonus Payment under Sections 3.5.A(i) and (ii), nor shall the hospitals located in the Fox Valley Area be used to determine compliance with Section 3.5.B.

         3.5. HMOW Provider Agreements.

                  A. Medical Services. HMOW shall enter into a provider agreement with the Community Physicians' Network, Inc. ("CPN") to serve as the central provider of professional medical services within the network for the HMO plan. The provider agreement shall have a term which shall not expire prior to the date which is five (5) years from January 1, 1995 (the "Initial CPN Provider Agreement.~). The Initial CPN Provider Agreement shall adopt the capitation rates in effect with HMOW on the Closing Date (after eliminating the adjustment to said rates which reimbursed CPN for its purchase in 1993 of Holding Company Class B Common Stock held by HMOW employees) and provide for annual adjustments not to exceed the medical component of the Consumer Price Index ("CPI"). The Initial CPN Provider Agreement may be modified, at the Governing Board's discretion, with respect to the scope of services that is covered by the capitation payment. Should such services be excluded from CPN's capitation risk, the capitation rate shall be actuarially adjusted to reflect the reduction in risk.

                           (i) UWS shall make a bonus payment (the "Bonus Payment") of up to $1,500,000 to CPN if CPN obtains five (5) year contracts with the current participating primary care physicians, at the terms presently in effect, for providers located in the following Wisconsin counties: Adams, Columbia, Crawford, Dane, Fond du Lac, Grant, Green, Green Lake, Iowa, Juneau, Lafayette, Marquette, Monroe, Richland, Sauk, Vernon, Waushara and Winnebago. The contracts must be fully executed and presented at the offices of HNOW within 120 days following the Closing Date. CPN may use any or all of this Bonus Payment as incentive payments to the primary care physicians for signing the contracts.

                           (ii) The Bonus Payment will be paid according to the following schedule, which represents the percentage of the total number of current participating primary care physicians in the geographic area identified in (i) above who sign the five-year contracts:


         60% of Current Participating
         Primary Care Physicians                          $.50 million
         65%                                              $.75 million
         70%                                              $1.0 million
         75%                                              $1.25 million
         80% or more                                      $1.50 million

         No Bonus Payment will be made if fewer than sixty percent (60%) of the current primary care physicians sign the contracts.

                  B. Hospital Services. HMOW shall obtain five (5) year contracts with the hospitals that represent at least 90% of the inpatient and institutional care provided to HMOW subscribers during benefit year 1993 in the counties identified in 3.5.A(i) above. Though different reimbursement methodologies may be allowed, the contracts must provide substantially similar aggregate reimbursement levels as the existing contracts with annual adjustments not to exceed the medical component of the CPI.

                  C. Discretionary Payments. UWS shall provide $500,000 for distribution to CPN, at the discretion of the Governing Board, for the development, enhancement and maintenance of independent physician practices.

         3.6. Governance.

                  A. Governing Board. The Joint Venture shall be managed by a governing board ("Governing Board") which shall also serve as the HMOW board of directors. The Governing Board shall consist of the members appointed as follows:

                           (a) In the event that UWS enters into the U-Care
Joint venture:


                           UWS                              four members
                           LLC (as hereinafter defined)     four members
                           UHC                              three members


                           (b) In the event that UWS does not enter into the
U-Care Joint Venture or the U-Care Joint Venture is terminated:


                           UWS                              four members
                           LLC                              four members

                  B. The Governing Board shall meet at least once in each fiscal quarter at the Joint Ventures' home office facility or such other place as the Governing Board may from time to time agree. Any individual member of the Governing Board shall have the power and authority, upon three days written notice, to call a meeting of the Governing Board to discuss and administer the business of the Joint Venture. Members of the Governing Board may participate in meetings either telephonically or in person. The Joint Venture shall not pay members of the Governing Board.

                  C. A chairman shall preside over each meeting of the Governing Board. The chairman shall be a member of the Governing Board and the entities entitled to appoint members shall each have the power to appoint the chairman for a one (1) year term on a rotating basis.

                  D. In the event that UWS enters into the U-Care Joint Venture, eight (8) members of the Governing Board shall constitute a quorum for the transaction of business, subject to the voting requirements in Section 3.6.F below. In the event that UWS does not enter into the U-Care Joint Venture, five
(5) members of the Governing Board shall constitute a quorum, subject to the voting requirements in Section 3.6.F below.

                  E. Any action that the Governing Board could take at a meeting may be taken instead by a written consent signed by all of the members of the Governing Board.

                  F. Voting Requirement. The Governing Board may not take any action without the approval of at least five of its members (or, if UWS enters into the U-Care Joint Venture, eight of its members), which shall include at least one member elected by each entity appointing members to the Governing Board. UWS agrees to cause the Bylaws of HMOW to provide for the number of directors, appointment and election thereof, the voting requirements and any other matters of governance set forth in this
Section 3 6.

                  G. Duties of the Governing Board.

                           (a) The Governing Board shall be responsible for the
                  general management of the Joint Venture. Notwithstanding the foregoing, the Underwriters (as defined in Section 3.7.A) shall have the sole authority, without the approval of the Governing Board, to establish rates and arrange reinsurance for the Joint Venture business.

                           (b) The Governing Board shall establish such books,
                  records and accounts for the Joint Venture as it deems reasonably necessary and allow each of the parties, upon request, to review such books, records and accounts. The Governing Board shall maintain records of all of its meetings and actions taken in a manner substantially similar to that which a Board of Directors of a corporation organized under Chapter 180 of the Wisconsin Statutes (the "Wisconsin Business Corporation Law" or "WBCL") would maintain.

                  H. Committees. The Governing Board may establish such committees with such authority to act on its behalf as it may deem necessary or appropriate; provided, however, that any committee so created must contain at least one member from each of the entities entitled to appoint members to the Governing Board.

         3.7. Operations.

                  A. Underwriting. Blue Cross shall be the underwriter for any PPO plans offered by the Joint Venture and HMOW shall be the underwriter of the HMO and HMO portion of the POS plans (the indemnity portion to be underwritten by Blue Cross or an affiliate) offered by the Joint Venture (in such capacity, Blue Cross, its affiliates, and HMOW shall be referred to as "Underwriters").

                  B. Benefit Administration. On self-funded programs, Blue Cross shall administer benefits under the PPO plans and HMOW shall administer benefits under the HMO and POS plans (in such capacity, Blue Cross and HMOW shall be referred to as "Administrators").

                  C. Other Administrative Services. The Underwriters and Administrators shall enter into an administrative services agreement with the applicable UWS Entities as of the Closing Date

(the "Administrative Services Agreement"). The UWS Entities will be compensated for providing the administrative services on a cost basis such that all administrative "profit" will remain with the product to be divided as underwriting profit. All such Administrative Services Agreements shall be subject to approval by the Governing Board of the Joint Venture. The administrative services to be provided by the UWS Entities may include accounting, actuarial, financial reporting, management information, legal, and any other administrative services needed by the Underwriter or Administrator.

                  D. Medical Management and Review. Notwithstanding that the center of operations for the Joint Venture will be in Sauk City, Wisconsin (see
Section 4.2.I, below), in the event that UWS enters into the U-Care Joint Venture, medical management and review services which relate directly to U-Care Joint Venture business with U-Care providers shall be located in Madison, Wisconsin. Notwithstanding the provisions of Section 4.2.H, below, the Governing Board may determine that additional services should be performed at a facility other than the HMOW Sauk City facility.

                  E. Assumption Reinsurance Agreement. In the event that UWS enters into the U-Care Joint Venture, U-Care's insurance business will be transferred to HNOW, an indirect wholly owned subsidiary of UWS, by means of an Assumption Reinsurance Agreement. Under the Assumption Reinsurance Agreement, to be executed by HMOW and U-Care, U-Care will cede its insurance business to HMOW, and HMOW will reinsure such business.

                  F. Establishment of LLC. Prior to the Closing Date, certain of the Holding Company Shareholders shall establish a limited liability company organized under Chapter 183 of the Wisconsin Statutes (the "LLC") which shall appoint the Governing Board and HMOW Board members as provided in Section 3.6.A during the term of this Agreement and which shall enter into a service agreement with UWS substantially in the form attached hereto as Exhibit C (the "Service Agreement"). No shareholder of the Holding Company who exercises dissenters' rights in the Merger will be a member of the LLC.


                              ARTICLE 4 - COVENANTS

         4.1. The HMOW Entities.

                  A. Due Diligence. During the period from the date hereof until the Closing Date, the HMOW Entities shall give each of the UWS Entities, their counsel, accountants and other representatives (including, without limitation, representatives of UHC and U-Care) (a) access during normal business hours to all of the properties, books, records, contracts and documents of the HMOW Entities that relate to the HMOW Entities or the business of the

HMOW Entities for the purpose of such inspection, investigation and testing as the UWS Entities deem appropriate; and (b) subject to such restrictions as HMOW may reasonably impose, access to employees, agents and representatives of the HMOW Entities for the purposes of such meetings and communications that relate to HMOW or the HMOW business as the UWS Entities may reasonably desire.

                  B. Conduct of Business Prior to the Mercer Effective
Time.

                  (1) Affirmative Covenants. Prior to the Merger Effective Time, unless the prior written consent of UWS shall have been obtained and except as otherwise contemplated herein, each of the HMOW Entities shall: (a) operate its business only in the usual, regular and ordinary course consistent with past practices; (b) use its reasonable best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers; (c) maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted; (d) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (e) perform in all material respects all obligations required to be performed by it under all contracts, leases, and documents relating to or affecting its assets, properties, and business; (f) take all action prior to Closing that may be reasonably necessary to obtain all requisite consents for the consummation of the transactions contemplated hereby including, without limitation, all requisite regulatory approvals; (g) on or before the 20th day prior to the Closing Date, deliver to the UWS Entities all of the documents requested in writing by UWS; and (h) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable Laws.

                  (2) Negative Covenants. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Merger Effective Time, no HMOW Entity shall, without the prior written consent of UWS, do any of the following:

                           (a) (i) grant any general increase in compensation to
                  its employees, officers or directors, except in accordance with past practice, or as required by Law, or increases which are not material, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable Law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any Employee Benefit Plan or make any adjustments pursuant to any employee benefit plan, except as required by Law, or (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors, officers or employees, other than pursuant to this Agreement;

                           (b) declare or pay any dividend on, or make any other
                  distribution in respect of, the outstanding shares of Holding Company Common Stock, HMOW Common Stock or Hometown
                  Common Stock;

                           (c) (i) redeem, purchase or otherwise acquire any
                  shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, (ii) merge with or into any other corporation, permit any other corporation to merge into it or consolidate with any other corporation, or effect any reorganization or recapitalization, (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, or other business, other than in the ordinary course of business and consistent with past practice, (iv) liquidate, sell, dispose of, or encumber.any assets or acquire any assets, other than in the ordinary course of its business and consistent with past practice, or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                           (d) issue, deliver, award, grant or sell, or
                  authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of an HMOW Entity (including shares held in treasury) or any rights, warrants or-options to acquire, any such shares;

                           (e) propose or adopt any amendments to the Articles
                  of Incorporation or Bylaws of an HMOW Entity in any way adverse to-UWS;

                           (f) purchase or offer to purchase any shares of
                  Holding Company Common Stock, HMOW Common Stock or Hometown Common Stock, except that Holding Company may purchase the issued and outstanding shares of Hometown Common Stock not presently owned by Holding Company for a price not to exceed the book value per share of the Hometown Common Stock on the purchase date;

                           (g) change any of its methods of accounting in effect
                  at December 31, 1993, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable years ending December 31, 1992 and December 31, 1993, except as may be required by law or regulatory accounting standards;

                           (h) change any material policies concerning the
                  business or operations of the HMOW Entities, except as required by Law;

                           (i) incur or assume any material obligation or
                  liability, including without limitation any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, or investment in an amount greater than Seventy-Five Thousand Dollars ($75,000), make any investment in assets in an amount greater than Seventy-Five Thousand Dollars ($75,000), assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity or mortgage, license, pledge or grant a security interest in any of its material assets or allow to be created any material lien thereon, except for liabilities and obligations incurred in the ordinary course of business, consistent with past practices and in amounts not material to the HMOW Entities taken as a whole and as may be required under existing agreements to which the HMOW Entity is a party;

                           (j) enter into any agreement with respect to any
                  acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims-, not in the ordinary course of business and consistent with past practices, settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of Five Thousand Dollars ($5,000.00) or in any manner which would restrict in.any material respect the operations or business of the HMOW Entities, enter into any contract not terminable on thirty (30) days written notice and without penalty of any kind, or take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the HMOW Entities taken as a whole; and

                           (k) agree in writing or otherwise to do any of the
                  foregoing.

                  C. Closing Date. The HMOW Entities shall use all reasonable efforts to cause a fulfillment by November 1, 1994, or an earlier date if possible, of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement, on terms and conditions reasonably acceptable to the UWS Entities.

         4.2 UWS Entities.

                  A. Closing Date. Each of the UWS Entities shall use all reasonable efforts to cause a fulfillment by November 1, 1994, or an earlier date if possible, of all of the conditions to their obligations to consummate the transactions contemplated in this Agreement, on terms and conditions reasonably acceptable to the HMOW Entities.

                  B. Due Diligence of U-Care. The UWS Entities shall permit two
(2) representatives of the HMOW Entities to accompany the UWS Entities during UWS's due diligence of U-Care. If the Holding Company Entities wish to send more than two (2) representatives, they shall so notify the UWS Entities prior to the applicable meeting and shall be entitled to send such additional representatives unless the UWS Entities shall reasonably object. The UWS entities shall provide to the HMOW Entities copies of all U-Care due diligence reports prepared by third party consultants retained by the UWS Entities. The UWS Entities covenant that no expense, loss or liability attributable to that approximate $4.4 million in debt assumed and owed by U-Care to University of Wisconsin Hospitals and Clinics referenced in Section 14.4 of the Joint Venture Agreement by and among Blue Cross, UWS, UHC, U-Care and Health Professionals, Inc. will be taken into account in computing the payments to LLC under the Service Agreement.

                  C. U-Care Documents. The UWS Entities shall deliver to HMOW as soon as available, but in no event later than ten (10) days prior to the Closing Date all definitive agreements entered into, or the latest draft of any such agreements proposed to be entered into, by any UWS Entity in connection with the U-Care Joint Venture, including, but not limited to, the Assumption Reinsurance Agreement to be executed by HMOW and U-Care.

                  D. HMOW Employees. Employees providing services to HMOW at closing shall remain employees of HMOW and no such employee shall be terminated during the first twelve (12) months of the Joint Venture except for cause. UWS agrees to continue each such employee's employment with HMOW at a salary substantially similar to the salary the employee is receiving from HMOW on the Closing Date and with substantially the same fringe benefits. It is agreed by the parties that no exception on an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be made for any employee that may cause a presently qualified plan to lose its qualification under ERISA. UWS shall make a good faith effort to offer to an employee for any fringe benefit the employee may lose as a result of the Joint Venture.

                  E. Lay-off or Termination of HMOW Employees. Individuals employed by HMOW as of the Closing Date and who are laid off prior to a date which is twelve (12) months from the Closing Date shall receive from UWS severance pay in an amount equal to the wages and health insurance premium contribution the employee would have been expected to receive during the balance of said twelve (12) month period had the individual continued employment with HMOW. Upon the request of UWS, the Governing Board may approve the payment of severance pay in a lesser amount than provided herein. In the event that after the Closing Date an individual employed by HMOW as of the Closing Date is terminated for cause or terminated with the approval of the Governing Board prior to a date which is twelve (12) months from the Closing Date, the Governing Board may approve a lesser amount of severance pay than is otherwise contemplated herein or no severance pay.

                  F. No Subsidiary Business. Subsidiary will not engage in any business or enter into any transactions whatsoever except such as related to the Merger and the Plan and the performance of its obligations hereunder.

                  G. HMOW President. UWS agrees to offer the President of HMOW (Devon W. Barrix) a three (3) year employment contract with HMOW consisting of a total compensation package (salary, profit sharing, incentive programs and fringe benefits) with a value substantially similar to the total compensation package he is receiving from HMOW on the Closing Date. The specific terms of the total compensation package will be determined by the parties prior to the Closing Date. If a question arises between the parties regarding the interpretation or application of the total compensation package, such questions shall be presented to the Governing Board for a final decision.

                  H. Rural Hospital Representation on the Blue Cross Board of Directors. Blue Cross agrees to appoint one rural hospital representative to its Board of Directors.

                  I. HMOW Office Facility. The UWS Entities agree that Joint Venture operations will be located in HMOW's office facility in Sauk City, Wisconsin. UWS shall pay off the mortgage on the HMOW office building within 90 days of the Closing Date and will strive to utilize fully the capacity of the building through growth of HMOW and acquisition of other insurance business or transfer of existing Blue Cross or UWS operations to Sauk City.

                  4.3. Mutual Covenants.

                  A. Implementation Plan. Prior to Closing, the Participants shall develop a marketing plan, budget and transition plan (which shall include the U-Care business if the UWS Entities enter into the U-Care Joint Venture) relating to the Joint Venture business that is mutually acceptable to the parties (the

"Implementation Plan").

                  B. Bylaws. Prior to Closing, the Participants shall prepare mutually acceptable Bylaws for the Governing Board, which the Governing Board shall adopt.

                  C. Information; Filings; Consents.

                  (a) Upon request by UWS, the Holding Company shall, and shall cause each Company Subsidiary to, promptly furnish UWS with all information concerning an HMOW Entity required for inclusion in any application or statement made by UWS to any government agency or authority in connection with the transactions contemplated by this Agreement.

                  (b) Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use all reasonable efforts to take such necessary action.

                  D. Notification of Certain Matters. The Holding Company shall give prompt notice to UWS, and UWS shall give prompt notice to Holding Company of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of an HMOW Entity or UWS Entity, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however that the delivery of any notice pursuant to this
Section 4.3.D shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. The parties hereto agree that, should any party receive written communications from any regulatory agency regarding the proposed transaction, the recipient shall send a copy of such correspondence to the other parties within three (3) business days of receipt, except as prohibited by any applicable Law.

                  E. Public Announcements. Except as may be required by applicable securities laws or any listing agreement with any national securities exchange, the UWS Entities and HMOW Entities will consult with and obtain the approval of one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and mutual approval. If UWS is required by applicable securities laws or any listing agreement with any national securities exchange to disclose the existence of this Agreement or make disclosures regarding the transactions contemplated herein, UWS shall provide notice of said disclosure to the Holding Company prior to the issuance or publication of such notice.

                  F. Employment of Officer. Following the Closing, Devon W. Barrix shall continue in his position as President of HMOW, pursuant to the terms of an employment and non-competition agreement substantially similar to Exhibit D to this Agreement.


                           ARTICLE 5 - NON-COMPETITION

         5.1. Noncompete with Joint Venture.

                  A. Unless otherwise agreed by the Governing Board pursuant to
Section 3.6, neither the HMOW Entities nor the UWS Entities shall during the term of the Joint Venture, directly or indirectly offer or participate in the offering, except through the Joint Venture, of any HMO, PPO, POS or other managed care products, either insured or self-funded, which utilize a provider network, which has a location in HMOW's current service area of the Wisconsin counties listed in Section 3.5.A(i). Notwithstanding the foregoing, should UWS or Blue Cross develop a new joint venture with another partner in the Fox Valley Area, as described in Section 3.4, the Participants agree that the establishment of such joint venture shall not violate this Section 5.1. The Participants further agree that providers that have contracted with CPN or HMOW shall have a right of first refusal regarding any new PPO relationship established within the counties identified in Section 3.5.A(i)

                  B. The parties agree that if UWS should enter into the U-Care Joint Venture, Dodge County will be added to the counties referenced in Section 3.5.A(i).

                  C. The parties acknowledge that Blue Cross has existing PPO relationships, and it is agreed that these existing relationships do not violate this Section 5.1, provided that Blue Cross delivers to the HMOW Entities a list describing and identifying these relationships prior to the Closing Date.

         5.2. Standstill.

                  A. Until November 1, 1994, or the actual Closing Date if later, the HMOW Entities shall not discuss or negotiate with any third party or entity to authorize (and shall use reasonable efforts to prohibit) any of its employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the HMOW Entities or a Holding Company Shareholder to take any such action) the possible acquisition of the assets or equity securities of Holding Company or HMOW or the possible structuring of a comparable joint venture or partnership involving the development and furnishing of HMO, PPO, POS or other managed care products, either insured or self-funded, which utilize a provider network and which has a location in any of the Wisconsin counties specified in Section 3.5.A(i).


                  ARTICLE 6 -- CONDITIONS TO THE OBLIGATION OF
                            THE UWS ENTITIES TO CLOSE

         The obligations of the UWS Entities to consummate the transactions contemplated herein shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (any of which may be waived by the UWS Entities):

         6.1. Completion of Due Diligence. The UWS Entities shall have completed to their satisfaction a thorough due diligence review of the financial condition, legal matters and operational information and other matters associated with the HMOW Entities and no material adverse change in the operations or financial condition of the HMOW Entities between the date hereof and the Closing shall have occurred.

         6.2. Legal Opinion. The UWS Entities shall have been furnished with an opinion of their own counsel regarding the tax, anti-trust and other considerations as they may reasonably require, subject to whatever changes the opinion giver may deem reasonably necessary to comply with the legal opinion standards of such opinion giver; provided, however, that the opinion as changed provides the same comfort to the recipient, in the reasonable opinion of the recipient.

         6.3. Regulatory Approvals and Third Party Consents.

                  A. This Agreement, and all aspects of the transactions contemplated hereby, shall have received all appropriate and necessary regulatory and third party approvals, waivers or consents, including without limitation, the approvals of the State of Wisconsin Office of the Commissioner of Insurance, Securities and Exchange Commission, and Department of Justice, and all third party consents and approvals (collectively the "Approvals"), which Approvals shall be in full force and effect;

                  B. any conditions and directions contained in the Approvals shall have been fully complied with in all material respects; and

                  C. the Approvals shall not modify the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect.

         6.4. Representations and Warranties Accurate. The representations and warranties of the Holding Company and HMOW contained in this Agreement shall be true and accurate on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain complete and correct as of such date).

         6.5. Compliance. The HMOW Entities shall have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         6.6. Government Order, Injunction. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or the State of Wisconsin and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing.

         6.7. Other Contingencies. The parties shall satisfy such other contingencies as are set forth in this Agreement.

         6.8. Delivery of Items at Closing. At the Closing, the HMOW Entities shall have delivered to the UWS Entities:

                  A. A certificate, dated as of the Closing Date and reasonably satisfactory in form and substance to the DWS Entities and their counsel, of an executive officer of the Holding Company and HMOW, certifying that the conditions in Sections 6.4 and 6.5 have been met.

                  B. The resolutions of the boards of directors and shareholders of the Holding Company and HMOW, authorizing the transactions contemplated by this Agreement, duly certified as of the Closing Date.

                  C. An executed original of the Assumption Reinsurance Agreement referred to in Section 3.7.E.

                  D. Executed originals of the Administrative Services Agreements referred to in Section 3.7.C.

                  E. Executed originals of the provider agreements referred to in Section 3.5.

         6.9. Employment Agreement. Devon W. Barrix shall have entered into an Employment and Non-competition Agreement substantially in the form attached hereto as Exhibit D which agreements shall become effective immediately following the Closing, and any employment agreement with Devon W. Barrix existing as of the date of this Agreement to which an HMOW Entity is a party shall have been terminated as of the Closing Date.

         6.10. No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person: (i) challenging or seeking material damages in connection with the Merger or Joint Venture, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by UWS of any portion of the business or assets of the Holding Company.

         6.11. No Material Adverse Change. The business, properties and operations of the HMOW Entities shall not have been materially adversely affected in any way from the date of this Agreement to the Closing Date.

         6.12. No Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or Joint Venture, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the UWS Entities, including, without limitation, any requirement to raise additional capital, which -would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or Joint Venture.

         6.13. Execution of Service Agreement. At the Closing Date, the LLC shall execute and deliver to UWS the Service Agreement.

         6.14. Dissenting Shares. Holders of Dissenting Shares shall hold no more than 10% of the Shares.


                   ARTICLE 7 - CONDITIONS TO THE OBLIGATION OF
                           THE HMOW ENTITIES TO CLOSE

         The obligations of the HNOW Entities to consummate the transactions contemplated herein shall be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions (any of which may be waived by the HMOW Entities):

         7.1. Legal Opinion. The HMOW Entities shall have been furnished with an opinion of their counsel regarding the tax, antitrust and other considerations as they may reasonably require, subject to whatever changes the opinion giver may deem reasonably necessary to comply with the legal opinion standards of such opinion giver; provided, however, that the opinion as changed provides the same comfort to the recipient, in the reasonable opinion of the recipient.

         7.2. Completion of Due Diligence. The HMOW Entities shall have completed to their satisfaction a thorough due diligence review of the financial condition, legal matters and operational information and other matters associated with the UWS Entities (including UHC and U-Care if the U-Care Joint venture is established), and no material adverse change in the operations of any UWS Entity (and UHC or U-Care if the U-Care Joint Venture is established) between the date hereof and the Closing shall have occurred.

         7.3. Regulatory Approvals and Third Party Consents.

                  A. This Agreement, and all aspects of the transactions contemplated hereby, shall have received all Approvals, which Approvals shall be in full force and effect;

                  B. any conditions and directions contained in the Approvals shall have been fully complied with in all material respects; and

                  C. the Approvals shall not modify the terms and conditions of this Agreement, and the transactions contemplated herein, in any material respect.

         7.4. Representations and Warranties Accurate. The representations and warranties of UWS and Subsidiary contained herein shall be true and accurate on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain complete and correct as of such date).

         7.5. Compliance. The UWS Entities shall have performed and complied with in all material respects, all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         7.6. Government Order, Injunction. No court, domestic or foreign, shall have entered and maintained in effect an injunction or other similar order enjoining consummation of the transactions provided for herein, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement, nor shall any governmental agency have notified any party to this Agreement that consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or Wisconsin and that it intends to commence proceedings to restrain the consummation of the transactions contemplated hereby unless such agency shall have withdrawn such notice prior to the Closing.

         7.7. U-Care Documents. If the UWS Entities shall have entered into definitive agreements with respect to the U-Care Joint Venture, copies of all such agreements, including without limitation all amendments thereto and all of the definitive U-Care documents, shall have been furnished to the Holding Company. Such agreements shall not contain any terms or conditions not otherwise contained in the U-Care Letter of Intent that are adverse to the HMOW Entities in any material respect.

         7.8 Other Contingencies. The parties shall satisfy such other contingencies as are set forth in this Agreement.

         7.9. Delivery of Items at Closing. At the Closing, the UWS Entities shall have delivered to the HMOW Entities:

                  A. A certificate, dated as of the Closing Date and reasonably satisfactory in form and substance to the HMOW Entities and their counsel, of an executive officer of UWS and Blue Cross that the conditions in Sections 7.4 and
7.5 have been met.

                  B. The resolution of the board of directors of Blue Cross, UWS and Subsidiary authorizing the transactions contemplated by this Agreement, duly certified as of the Closing Date by their respective Secretaries.

                  C. An executed original of the Assumption Reinsurance Agreement referred to in Section 3.7.E.

                  D. Executed originals of the Administrative Services Agreements referred to in Section 3.7.C.

         7.10. Employment Agreement. Devon W. Barrix shall have entered into an Employment and Non-competition Agreement substantially in the form attached hereto as Exhibit D which agreement shall become effective immediately following the Closing, and any employment agreement with Devon W. Barrix existing as of the date of this Agreement to which an HMOW Entity is a party shall have been terminated as of the Closing Date.

         7.11. No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person: (i) challenging or seeking material damages in connection with the Merger or Joint Venture, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by UWS of any portion of the business or assets of the Holding Company.

         7.12. No Material Adverse Change. The business, properties and operations of the UWS Entities shall not have been materially adversely affected in any way from the date of this Agreement to the Closing Date.

         7.13. No Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or Joint Venture, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon any of the HMOW Entities, including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger or Joint venture.

         7.14. Execution of Service Agreement. At the Closing Date, UWS shall execute and deliver to LLC the Service Agreement.

                        ARTICLE 8 -- TERM AND TERMINATION

         8.1. Term. The joint Venture shall have an initial term of ten (10) years from October 1, 1994 (the "Effective Date"), unless terminated in accordance with this Article. If the LLC does not exercise its option to acquire the Holding Company set forth in the Service Agreement at either the fifth (5th) or tenth (lOth) anniversary of the Closing Date, the Joint Venture shall automatically renew for additional five (5) year terms until written notice of termination is given at least 180 days prior to the end of the then current term.

         8.2. Termination of Agreement. This Agreement may be terminated as follows:

                  A. The parties may terminate this Agreement prior to the Closing by mutual agreement.

                  B. This Agreement may be terminated by any party hereto if Closing does not occur by November 1, 1994 (or a later date if the parties mutually agree) for a reason other than the failure of the terminating party, or an affiliate thereof, to comply with its obligations under this Agreement;

                  C. This Agreement may be terminated by any party hereto if any permanent injunction preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable.

         8.3. Termination of Joint Venture.

                  A. The Joint Venture may be terminated at the end of the initial ten (10) year term if written notice is given at least 180 days prior to the end of said term.

                  B. The Joint Venture will automatically terminate if the LLC exercises its right to acquire the Holding Company set forth in the Service Agreement, unless the parties agree otherwise.

                  C. The Joint Venture may be terminated by UWS on the date which is five (5) years from the Effective Date in the event that any one or more of the following events exists on said date:

                  (i) There exists an Aggregate Joint Venture Net Loss as hereinafter defined for the period October 1, 1994 through September 30, 1999 calculated and determined by the accounting firm selected by the Governing Board.

                  (ii) UWS demonstrates to the Governing Board and the Governing Board agrees that there is a reasonable likelihood that an Aggregate Joint Venture Net Loss will likely be incurred for the period October 1, 1999 through September 30, 2004, calculated and determined as provided in Sections 8.3.D.(i) or 8.3.D.(ii), whichever is applicable; provided that in the event the Governing Board prohibits UWS from exercising its termination rights hereunder, said decision shall be subject to the provisions of Article 9 hereof.

                  (iii) HMOW fails to procure a provider agreement with CPN to serve as the central provider of professional medical services within the geographic area of the Joint Venture referred to in Section 3.5.A(i) for the period October 1, 1999 through September 30, 2004, which agreement shall have such terms and conditions as are satisfactory to the Governing Board.

                  (iv) UWS demonstrates to the Governing Board and the Governing Board has determined that HMOW shall have failed to procure service agreements with an adequate number of hospitals serving the geographic area of the Joint Venture referred to in Section 3.5.A(i), which agreements shall have terms and conditions as are satisfactory to the Governing Board of the Joint Venture; provided that in the event the Governing Board prohibits UWS from exercising its termination rights hereunder, said decisions shall be subject to the provisions of Article 9 hereunder.

                  D. For purposes of Section 8.3.C(i) and 8.3.C(ii), the term Aggregate Joint Venture Net Loss means for period(s) indicated therein an aggregate net loss determined as follows:

                  (i) If the UWS Entities do not enter into the UCare Joint Venture, the sum of:

                                    (a) the aggregate income (loss) before
                  income taxes for the applicable period of all HMO and POS plans offered by the Joint Venture determined in accordance with generally accepted accounting principles ("GAAP"); plus

                                    (b) the aggregate income (loss) before
                  income taxes for the applicable period of all insured PPO plans offered by the Joint Venture, which shall mean for each such plan (A) net earned premium, minus (B) the sum of incurred claims and administrative expenses, plus (C) net investment income earned.

                  (ii) If the UWS Entities enter into the U-Care Joint Venture, the aggregate income (loss) before income taxes for the applicable period(s) of all PPO (calculated as provided above), HMO and POS plans offered by the Joint Venture, determined in accordance with GAAP.

                  (iii) For purposes of the foregoing calculations,

                           (A) the administrative expenses of each plan shall
                  not exceed the actual costs incurred by the Underwriter of such plan;

                           (B) income does not include investment income
                  attributable to funds of UWS not withdrawn from the Joint Venture;

                           (C) the amount of an aggregate loss for the
                  applicable period shall carry over and reduce income from the plans offered by the Joint Venture in the successive applicable period(s) to the extent of such loss:

                           (D) no expense, loss or liability attributable to
                  that approximate $4.4 million debt assumed and owed by U-Care to University of Wisconsin Hospitals and Clinics referenced in
                  Section 14.4 of the Joint Venture Agreement by and among Blue Cross, UWS, UHC, U-Care and Health Professions, Inc. ("U-Care Joint Venture Agreement") shall be taken into account; and

                           (E) Income (loss) before income taxes shall be
                  computed without regard to: administrative service payments by UWS affiliates to UWS pursuant to any administrative service agreement between DWS and any of its affiliates in connection with the payments to LLC contemplated herein; any payment to LLC under the Service Agreement; and any payment to UHC contemplated in the

                  U-Care Joint Venture Agreement other than pursuant to provider agreements.

                  8.4. Effect of Termination Prior to Closing.

                  A. If this Agreement is terminated prior to the Closing and the transactions contemplated hereby are not consummated as described above caused otherwise than by breach of a party hereto, the parties hereto each shall pay their own Expenses (as hereinafter defined) and this Agreement shall immediately terminate and become null and void and of no further force and effect, except as set forth in Section 10.6 hereof.

                  B. If this Agreement is terminated prior to the Closing and such termination shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify the other parties for their respective Expenses.

                  C. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         8.5. Effect of Termination of Joint Venture. The termination of the Joint Venture shall have no effect on the provider agreements entered into by the parties, which shall continue until their scheduled termination date. The reimbursement arrangement contained in the provider agreements then in effect shall continue following termination of the Joint Venture.


                             ARTICLE 9 - ARBITRATION

         9.1 Negotiation. In the event of any dispute between the UWS Entities on the one hand and the HMOW Entities on the other hand arising out of or relating to the formation, interpretation, performance or breach of this Agreement, the UWS Entities and the HMOW Entities shall use their best efforts to resolve such dispute. If they are unable to do so, such dispute shall be submitted to the Governing Board for resolution. The Governing Board shall have the authority to consult legal, financial or other advisors for the purpose of resolving such dispute, and the fees and expenses of any such advisors shall be shared equally by the UWS Entities on the one hand and the HMOW Entities on the other hand. If the Governing Board is unable to resolve such dispute by the vote required by Article 3 within 30 days, such dispute may be submitted to arbitration in accordance with Section 9.2.

         9.2 Arbitration.

                  A. Each side shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either side refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of a written notice of demand for arbitration, the other side may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies, managed care organizations, or Lloyd's of London Underwriters; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

                  B. The arbitration hearings shall be held in Madison, Wisconsin, or such other place as may be mutually agreed. Each side shall submit its case to the arbitrators within thirty (30) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both sides. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either side may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

                  C. Each side shall pay (i) the fees and expenses of its own arbitrator, (ii) one-half of the fees and expenses of the third arbitrator and
(iii) one-half of the other expenses that the parties jointly incur directly related to the arbitration proceeding. Other than as set forth above, each party shall bear its own costs in connection with any such arbitration including, without limitation, (i) all legal, accounting, and other professional fees and expenses and (ii) all other costs and expenses each party incurs to prepare for such arbitration.

                  D. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

                         ARTICLE 10 - GENERAL PROVISIONS

         10.1. Survival of Representations. Warranties and Agreements. The representations and warranties of the Holding Company and HMOW set forth in
Section 2.1 and of UWS and Subsidiary set forth in Section 2.2 hereof shall not survive the Merger Effective Time.

         10.2. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. It is intended that this Agreement benefit the LLC.

         10.3. Expenses. Except as provided in Section 8.4 above, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

         10.4. Amendments. This Agreement may be amended only by the consent of the parties expressed in a written addendum; and such addendum, when executed by all parties, shall be deemed to be an integral part of this Agreement and binding on the parties.

         10.5. Successors and Assigns. This Agreement shall inure to the benefit of and bind each of the parties and their successors and assigns. Neither this Agreement nor any right hereunder nor any part hereof may be assigned by any party without the prior written consent of the other parties and all necessary regulatory authorities.

         10.6. Confidential Information. The parties acknowledge that all information of a given party which has or will come into the possession of another party in connection with this Agreement is non-public, confidential or proprietary in nature. Each party agrees to hold such information in strictest confidence, not to make use thereof other than for the performance of this Agreement, and not to release or disclose it to any third party other than for the performance of this Agreement or as required by law. In the event that any party (the "Disclosing Party") is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any such information of another party, the Disclosing Party shall provide such other party with prompt notice of such request to enable such other party to seek an appropriate protective order. The Disclosing Party shall cooperate with such other party in connection with such matter.

         10.7. Interpretation. This Agreement shall be interpreted to preserve the purposes of the Joint Venture and to maintain its integrity. It is the intent of the parties that minor, technical and immaterial violations of this Agreement and related documents and minor inconsistencies and ambiguities should be resolved in favor of continuation of the Joint Venture.

         10.8. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Wisconsin (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

         10.9. Entire Agreement. This Agreement, and the documents contemplated herein, supersede all prior discussions and agreements between, and contain the sole and entire agreement between, the parties with respect to the subject matter hereof.

         10.10. Headings. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender,
(b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms hereof, herein, hereby, and derivative or similar words will refer to this entire Agreement, and (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

         10.11. Waiver. At any time prior to the Closing Date, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. In the event of an inaccuracy or misrepresentation in any of the representations or warranties, the HMOW Entities or UWS Entities may elect to close the transaction contemplated hereby and seek reimbursement from the breaching party with respect to any expenses associated with the resolution of such inaccuracy or misrepresentation. The failure of any party at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not affect the right of any party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

         10.12. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         10.13. Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

To Blue Cross

         Blue Cross & Blue Shield United of Wisconsin
         401 West Michigan Street
         Milwaukee, Wisconsin 53203
         Facsimile: 1-414-226-6229
         Attention: Michael Bernstein

To UWS

         United Wisconsin Services, Inc.
         401 west Michigan Street
         Milwaukee, Wisconsin 53203
         Facsimile: 1-414-226-6229
         Attention: Michael Bernstein

To HMOW or Holding Company

         HMO-W, Incorporated
         840 Carolina Street
         Sauk City, Wisconsin 53583
         Facsimile: 1-608-643-2564
         Attention: Devon W. Barrix

All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be demand to have been given until it is actually received by the party sought to be charged with the contents thereof.

         10.14. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

                                      BLUE CROSS & BLUE SHIELD UNITED OF
                                      WISCONSIN



                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------

                                      UNITED WISCONSIN SERVICES, INC.



                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------

                                      UWS ACQUISITION CORPORATION



                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------

                                      HMO-W, INCORPORATED



                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------

                                      HMO OF WISCONSIN INSURANCE CORPORATION



                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------

                                 FIRST AMENDMENT
                                       TO
          AGREEMENT OF MERGER AND JOINT VENTURE DATED OCTOBER 11, 1994
                                  BY AND AMONG
                  BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN,
                        UNITED WISCONSIN SERVICES, INC.,
                          UWS ACQUISITION CORPORATION,
                               HMO-W, INCORPORATED
                                       AND
                     HMO OF WISCONSIN INSURANCE CORPORATION


                  This First Amendment to the Agreement of Merger and Joint Venture is dated as of October 31, 1994 (the "Amendment") and is by and among Blue Cross & Blue Shield United of Wisconsin, a Wisconsin insurance corporation ("Blue Cross"), United Wisconsin Services, Inc., a Wisconsin business corporation ("UWS"), UWS Acquisition Corporation, a Wisconsin business corporation, HMO-W, Incorporated, a Wisconsin business corporation ("Holding Company") and HMO of Wisconsin Insurance Corporation, a Wisconsin health maintenance organization organized under Chapter 611 of the Wisconsin Statutes ("HMOW"). All capitalized terms used herein and not otherwise defined have the same meaning as in the Agreement of Merger and Joint Venture dated as of October 11, 1994 by and among the Parties hereto.

                              W I T N E S S E T H:

         WHEREAS, the Parties executed an Agreement of Merger and Joint Venture dated October 11, 1994 (the "Agreement") in connection with the acquisition by UWS of the capital stock of HMO-W, Incorporated and a Joint Venture involving certain of the Parties thereto; and

         WHEREAS, the Parties now desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth below and in the Agreement, the parties hereto do agree as follows:

1.       The following sentence shall be added at the end of Section
         1.8.C:

                  "Said interest shall accrue only until such date as the Accountant has determined the actual Net Worth of the Holding Company as of September 30, 1994."

2. Section 8.1 of the Agreement shall be amended by deleting the period at the end of the paragraph and thereafter inserting the following:

                  "; provided, that if any party to the Amended and Restated Joint Venture Agreement (the "U-Care Joint
                  Venture Agreement") by and between Blue Cross, UWS, U- Care, UHC, Health Professionals, Inc. ("HPI") and certain affiliated entities (collectively, the "University Affiliated Entities") has given written notice of termination of said U-Care Joint Venture Agreement, then the parties hereto must give written notice of termination no later than five (5) months prior to the end of the then current term."

3. Section 8.3.D(iii)(B) of the Agreement is hereby deleted in its entirety and replaced with the following:

                           "(B) income does not include investment income
                  attributable to funds of UWS not withdrawn from the Joint Venture or attributable to additional capital contributions from UWS or one its affiliates to HMOW;"

4. The reference to "October 1, 1999" in Section 8.3.C(iii) of the Agreement shall be deleted and replaced by "January 1, 2000" and the reference to "September 30, 2004" in said paragraph shall be deleted and replaced by "December 31, 2004".

5. Section 8.3.D(iii)(D) of the Agreement is hereby deleted in its entirety and replaced with the following:

                           "(D) no expense, loss or liability attributable to
                  that approximate $4.4 million debt assumed and owed by U- Care to University of Wisconsin Hospitals and Clinics referenced in
                  Section 13.4 of the U-Care Joint Venture Agreement shall be taken into account; and"

6. Section 8.3.D(iii)(E) of the Agreement is hereby deleted in its entirety and replaced with the following:

                           "(E) Income (loss) before income taxes shall be
                  computed without regard to: (A) administrative service payments by UWS affiliates to UWS pursuant to any administrative service agreement between UWS and its affiliates in connection with the payments to (1) LLC under the Service Agreement, (2) U-Care or any successor thereto under a License Agreement, dated as of November 1, 1994, between UWS and U-Care (the "License Agreement"), or (3) HPI under a service agreement, dated as of November 1, 1994, between UWS and HPI, (B) any payment to HPI under that service agreement with UWS, (C) any payment to LLC under the Service Agreement, or (D) any payment to U-Care or any successor thereto under the License Agreement."

7. As relevant, conforming amendments to the Service Agreement by and between UWS and Community Health Systems, L.L.C. shall be made which are consistent with the terms of the amendments contained herein.


         This Amendment may be executed in two or more counterparts each of which shall be an original, but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      BLUE CROSS & BLUE SHIELD UNITED OF

                                      WISCONSIN

                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------


                                      UNITED WISCONSIN SERVICES, INC.

                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------


                                      UWS ACQUISITION CORPORATION

                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------


                                      HMO-W, INCORPORATED

                                      By:
                                          -------------------------------
                                      Title:
                                             ----------------------------



                                      -3-